Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact: Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED

SEPTEMBER 30, 2005

(Beverly, MA) October 25, 2005—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (the “Company”) and its subsidiary Beverly National Bank announced the Company’s earnings for the quarter and nine months ended September 30, 2005.

The Company reported net income for the quarter of $443,388, basic earnings per share of $0.24 and fully diluted earnings of $0.23 per share, compared to $657,084, basic earnings per share of $0.35 and fully diluted earnings of $0.34 per share for the same period last year. The current period earnings were impacted by a one-time charge of $503,000, $296,481 after tax, relating to the Bank’s decision to discontinue funding its defined benefit pension plan effective December 31, 2005. Net income for the period before the one-time adjustment would have been $739,869, or basic earnings per share of $0.39 and fully diluted earnings of $0.38 per share. This represents an increase in the core earnings of 12.6% for the periods presented.

The Company reported net income for the nine-month period ending September 30, 2005 of $1,653,550, as compared to $1,681,166 for the same period of 2004. Basic earnings per share for the nine months ended September 30, 2005 were $0.88, versus $0.91 for the same period of 2004. Diluted earnings per share for the nine-month period ended September 30, 2005 were $0.86, as compared to $0.87 for the nine months ended September 30, 2004. Net income for the period before the one-time adjustment would have been $1,950,031, or basic earnings per share of $1.04 and fully diluted earnings of $1.01 per share. This represents an increase in core earnings of 16.0% over the same period last year.

President Fournier stated, “The Company is pleased to be reporting improved earnings, before the one-time adjustment, over the same periods last year. We continue to build on the strategic plan of the Company that includes the continued growth of our core business lines and expanding our market area through branch expansion. During the period the Company also made the decision to discontinue funding its defined benefit pension plan as the continued volatility and uncertainty of the ongoing future cost of the benefit plan had to be addressed. It is expected the changes to the plan will reduce operating expenses by approximately $300,000, pre-tax, on an annual basis.”

Total assets as of September 30, 2005 were $395,848,067, compared to $378,124,932 at December 31, 2004, an increase of 4.7%. President Fournier stated, “We are pleased with the Company’s continued asset growth for the current year. Such growth reflects the diligent efforts of our employees, management team and the Board. We believe that we are positioned to continue to build our market share of quality earning assets in the communities which we serve.”

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference in hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

BEVERLY NATIONAL CORPORATION

Period Ended September 30, 2005

Financial Highlights

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income	$443,388	$657,084	$1,653,550	$1,681,166

Average basic shares outstanding	1,876,821	1,848,408	1,870,768	1,841,870

Earnings per share–Basic	$0.24	$0.35	$0.88	$0.91

Average diluted shares outstanding	1,932,974	1,925,294	1,932,371	1,922,340

Earnings per share–Diluted	$0.23	$0.34	$0.86	$0.87

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.